ARTICLES OF AMENDMENT

              TO THE ARTICLES OF INCORPORATION OF

                     BIG PONY DEVELOPMENT

     Pursuant to the provisions of Section 16-10-57 of the Utah Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

     FIRST: The name of the corporation is Big Pony
Development, Inc.

     SECOND: The following amendments to the Articles of Incorporation of Big Pony Development, Inc. were duly adopted by the shareholders of the corporation at a meeting held November 14, 1988, in the manner prescribed by the Utah Business Corporation Act, to-wit:

                      ARTICLE I - NAME

 The name of this corporation is BIG PONY GOLD, INC.

     THIRD: The number of shares of the corporation outstanding at the time of the adoption of such amendments was 7,400,000, and the number entitled to vote thereon was 6,550,000.

     FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows, to-wit:

            CLASS                 NUMBER OF SHARES

            Common                   6,550,000

     FIFTH: The number of shares voted for such amendments was 4,386,500, with None opposing and None abstaining.

     SIXTH: These amendments to not provide for any exchange, reclassification or cancellation of issued shares.

     SEVENTH: These amendments do not effect a change in the stated capital of the corporation.

     IN WITNESS WHEREOF, the undersigned President and
Secretary, having been hereunto duly authorized have executed the foregoing Articles of Amendment for the corporation under the penalties of perjury this 15th day of November, 1988.

                            BIG PONY DEVELOPMENT

                            /s/Richard A. Boulay
                            President
Attest:/s/Bret C. Decker
Secretary